Exhibit 23.2



                                             Consent of Independent Auditors


The Board of Directors
Dynex Capital, Inc.:


     We consent to incorporation by reference in Registration Statements Nos. 333-22859, 333-10783, 333-10587 and 333-35769 of Dynex Capital, Inc. on Form S-3
and Registration Statement No. 333-32663 of Dynex Capital, Inc. on Form S-8 of our report dated February 4, 1998, except as to the 1997 information contained in note 17, which is as of April 14, 1999, relating to the consolidated statements of operations, shareholders' equity and cash flows of Dynex Capital, Inc. and subsidiaries for the year ended December 31, 1997, which report appears in the December 31, 1999 annual report on Form 10-K of Dynex Capital, Inc.


KPMG LLP


Richmond, Virginia
April 14, 2000